As filed with the Securities and Exchange Commission on November 1, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

US ECOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4593 (Primary Standard Industrial Classification Code Number)	95-3889638 (I.R.S. Employer Identification No.)

101 S. Capitol Blvd., Suite 1000

Boise, Idaho 83702

(208) 331-8400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

AMENDED AND RESTATED US ECOLOGY, INC.

OMNIBUS INCENTIVE PLAN

AMENDED AND RESTATED US ECOLOGY, INC.

2008 STOCK OPTION INCENTIVE PLAN
AMENDED AND RESTATED US ECOLOGY, INC.

2018 EQUITY AND INCENTIVE COMPENSATION PLAN

(Full Title of the Plans)

Jeffrey R. Feeler
President and Chief Executive Officer

US Ecology, Inc.
101 S. Capitol Blvd., Suite 1000
Boise, Idaho 83702

(208) 331-8400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Stephen M. Leitzell, Esq.

Michael Darby, Esq.

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

(215) 994-4000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Amended and Restated US Ecology, Inc. Omnibus Incentive Plan(2)
In respect of assumed stock options: Common Stock, par value $0.01 per share	186,280	$48.56	(3)	$9,045,756.80	$1,174.14
In respect of assumed performance stock units, restricted shares and restricted stock units: Common Stock, par value $0.01 per share	240,187	$65.12	(4)(5)	$15,640,977.44	$2,030.20
In respect of available share reserve: Common Stock, par value $0.01 per share	1,073,533	$65.12	(4)(6)	$69,908,468.96	$9,074.12
Amended and Restated US Ecology, Inc. 2008 Stock Option Incentive Plan(7)
In respect of assumed stock options: Common Stock, par value $0.01 per share	83,511	$46.23	(3)	$3,860,713.53	$501.12
Amended and Restated US Ecology, Inc. 2018 Equity and Incentive Compensation Plan(8)
In respect of assumed stock options: Common Stock, par value $0.01 per share	29,400	$52.30	(3)	$1,537,620.00	$199.58
In respect of assumed restricted stock units: Common Stock, par value $0.01 per share	118,239	$65.12	(4)(5)	$7,699,723.68	$999.42
TOTAL	1,731,150			$107,693,260.41	$13,978.58

(1)                                     Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement for US Ecology, Inc. (the “Registrant”) shall also cover any additional shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), that become issuable under the Amended and Restated US Ecology, Inc. Omnibus Incentive Plan, the Amended and Restated US Ecology, Inc. 2008 Stock Option Incentive Plan and the Amended and Restated US Ecology, Inc. 2018 Equity and Incentive Compensation Plan (collectively, the “Plans”) by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)                                     Upon the effectiveness of the Mergers (as defined below), the US Ecology, Inc. Omnibus Incentive Plan was assumed by the Registrant and was restated and renamed the Amended and Restated US Ecology, Inc. Omnibus Incentive Plan.

(3)                                     Computed in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee, based on the weighted average per share price at which the options may be exercised.  The Registrant has assumed the outstanding stock options granted under the Pre-Merger Plans (as defined below) pursuant to the Merger Agreement (as defined below).

(4)                                     Estimated solely for the purpose of computing the amount of registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of US Ecology Holdings, Inc.’s (the predecessor to the Registrant) common stock as reported on the Nasdaq Global Select Market on October 28, 2019.

(5)                                     The Registrant has assumed the outstanding performance stock unit, restricted share and restricted stock unit awards granted under the applicable Pre-Merger Plans pursuant to the Merger Agreement.

(6)                                     The Registrant has assumed the shares of common stock available for issuance under the ECOL Omnibus Plan (as defined below) pursuant to the Merger Agreement.

(7)                                     Upon the effectiveness of the Mergers, the American Ecology Corporation 2008 Stock Option Incentive Plan was assumed by the Registrant and was restated and renamed the Amended and Restated US Ecology, Inc. 2008 Stock Option Incentive Plan.

(8)                                     Upon the effectiveness of the Mergers, the NRC Group Holdings Corp. 2018 Equity and Incentive Compensation Plan was assumed by the Registrant and was restated and renamed the Amended and Restated US Ecology, Inc. 2018 Equity and Incentive Compensation Plan.

EXPLANATORY NOTE

The Registrant (formerly known as US Ecology Parent, Inc.) entered into an Agreement and Plan of Merger, dated as of June 23, 2019 (the “Merger Agreement”), with US Ecology Holdings, Inc. (formerly known as US Ecology, Inc.), a Delaware corporation (“US Ecology”), ECOL Merger Sub, Inc., a Delaware corporation and, at the time of the signing of the Merger Agreement, a wholly-owned subsidiary of the Registrant (“ECOL Merger Sub”), NRC Group Holdings Corp., a Delaware corporation (“NRCG”), and Rooster Merger Sub, Inc., a Delaware corporation and, at the time of the signing of the Merger Agreement, a wholly-owned subsidiary of the Registrant (“Rooster Merger Sub”).  Pursuant to the Merger Agreement, ECOL Merger Sub merged with and into US Ecology, with US Ecology as the surviving entity and continuing as the wholly-owned subsidiary of the Registrant (the “ECOL Merger”), and Rooster Merger Sub merged with and into NRCG, with NRCG as the surviving entity and continuing as the wholly-owned subsidiary of the Registrant (the “NRCG Merger”).  The ECOL Merger and NRCG Merger are referred to in this Registration Statement as the “Mergers.”  Following the closing of the Mergers, the Registrant contributed 100% of the common stock of NRCG to US Ecology so that, in such contribution, US Ecology became the wholly-owned subsidiary of the Registrant, and NRCG became the wholly-owned subsidiary of US Ecology.

As contemplated by the Merger Agreement, the Registrant assumed the US Ecology, Inc. Omnibus Incentive Plan (the “ECOL Omnibus Plan”) and restated and renamed it the Amended and Restated US Ecology, Inc. Omnibus Incentive Plan for the purpose of replacing outstanding equity awards of US Ecology with substantially similar equity awards of the Registrant and to grant any future equity awards unrelated to the Mergers.  The Registrant also assumed each of (i) the American Ecology Corporation 2008 Stock Option Incentive Plan (the “ECOL Option Plan”) and (ii) the NRC Group Holdings Corp. 2018 Equity and Incentive Compensation Plan (the “NRCG Equity Plan”) and restated and renamed each as (x) the Amended and Restated US Ecology, Inc. 2008 Stock Option Incentive Plan and (y) the Amended and Restated US Ecology, Inc. 2018 Equity and Incentive Compensation Plan, respectively, in each case, for the sole purpose of replacing outstanding equity awards of US Ecology and NRCG, respectively, with substantially similar equity awards of the Registrant.  The ECOL Omnibus Plan, the ECOL Option Plan and the NRCG Equity Plan are referred to in this Registration Statement as, collectively, the “Pre-Merger Plans,” and each individually, a “Pre-Merger Plan.”

In connection with the closing of the Mergers, all equity and equity-based awards granted under the Pre-Merger Plans that were outstanding as of immediately prior to the Effective Time (as defined in the Merger Agreement) were assumed by the Registrant and converted to be in respect of the Common Stock of the Registrant.

The Registrant files this Registration Statement on Form S-8 relating to its Common Stock issuable pursuant to the Plans.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                   Incorporation of Documents by Reference.

The following documents previously or concurrently filed with the Commission by the Registrant, US Ecology or NRCG are hereby incorporated herein by reference:

(a)           The Registrant’s Current Report on Form 8-K filed with the Commission on November 1, 2019, including the description of the Registrant’s Common Stock contained therein;

(b)           US Ecology’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed on February 28, 2019;

(c)           US Ecology’s Quarterly Reports on Form 10-Q filed for the fiscal quarter ended March 31, 2019 filed on May 6, 2019 and the fiscal quarter ended June 30, 2019 filed on August 5, 2019;

(d)           US Ecology’s Current Reports on Form 8-K filed on May 24, 2019, June 24, 2019 (two filings), July 22, 2019, August 9, 2019 and October 16, 2019 (in each case, excluding any information deemed furnished under Item 2.02 or Item 7.01 of Form 8-K, including the related exhibits, which information is not incorporated by reference herein);

(e)           NRCG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed on March 25, 2019;

(f)            NRCG’s Quarterly Reports on Form 10-Q filed for the fiscal quarter ended March 31, 2019 filed on May 7, 2019 and the fiscal quarter ended June 30, 2019 filed on August 7, 2019;

(g)           NRCG’s Current Reports on Form 8-K filed on, February 13, 2019, April 12, 2019, May 14, 2019, May 30, 2019, June 24, 2019 and October 16, 2019 (in each case, excluding any information deemed furnished under Item 2.02 or Item 7.01 of Form 8-K, including the related exhibits, which information is not incorporated by reference herein);

(h)           The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-4 initially filed on August 1, 2019 (File No. 333-232930), including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant or NRCG pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement.  Each document incorporated by reference in this Registration Statement shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission, until the information contained in such document is superseded or updated by any subsequently filed document which is incorporated by reference in this Registration Statement.

Item 4.                                                         Description of Securities.

Not applicable.

Item 5.                                                         Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                                         Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) sets forth the circumstances in which a Delaware corporation is permitted and/or required to indemnify its directors and officers.  The DGCL permits a corporation to indemnify its directors and officers in certain proceedings if the director or officer has complied with the standard of conduct set out in the DGCL.  The standard of conduct requires that the director or officer must have acted in good faith, in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to matters in a criminal proceeding, the director or officer must have had no reason to believe that his or her conduct was unlawful.  With respect to suits by or in the right of the corporation, the DGCL permits indemnification of directors and officers if the person meets the standard of conduct, except that it precludes indemnification of directors and officers who are adjudged liable to the corporation, unless the Court of Chancery or the court in which the corporation’s action or suit was brought determines that the director or officer is fairly and reasonably entitled to indemnity for expenses.  To the extent that a present or former director or officer of the corporation is successful on the merits or otherwise in his or her defense of a proceeding, the corporation is required to indemnify the director or officer against reasonable expenses incurred in defending himself or herself.  The rights provided in Section 145 of the DGCL are not exclusive, and the corporation may also provide for indemnification under bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Article Seventh of the Registrant’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) provides that the Registrant shall indemnify and hold harmless to the fullest extent authorized by the DGCL each person who was or is made a party to or is threatened to be made a party to or is involuntarily involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director and/or officer of the Registrant, or is or was serving (during his or her tenure as director and/or officer) at the request of the Registrant, any other corporation, partnership, joint venture, trust or other enterprise in any capacity, whether the basis of such Proceeding is an alleged action in an official capacity as a director or officer, or in any other capacity while serving as a director or officer, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such Proceeding.  The Registrant’s Certificate of Incorporation also provides that such director or officer shall have the right to be paid by the Registrant for expenses incurred in defending any such Proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of any such Proceeding will be made only upon receipt by the Registrant of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it should be determined ultimately that he or she is not entitled to be indemnified under the Registrant’s Certificate of Incorporation or otherwise.  Additionally, as permitted by Section 102(b)(7) of the DGCL, the Registrant’s Certificate of Incorporation provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director.  Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Registrant or is stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which such director derived an improper personal benefit.  The Registrant’s Certificate of Incorporation further provides that the Registrant (i) may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify him or her against such liability under the provisions of law; and (ii) may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

Each of the parties to the Merger Agreement agreed that all rights to indemnification, advancement of expenses and exculpation by NRCG existing at the time of the Mergers in favor of the current or former officers or directors of NRCG or any of its subsidiaries as provided in their respective certificates of incorporation or bylaws or other organization documents in effect on the date of the Merger Agreement were assumed by the Registrant at the Effective Time and survived the Mergers and remain in full force and effect in accordance with their terms.  Further, the Merger Agreement provides that for a period of six years from the Effective Time, the Registrant will maintain in effect the exculpation, indemnification, and advancement of expenses equivalent to the provisions of NRCG’s or any of its subsidiaries’ certificates of incorporation or bylaws or other organization documents in effect immediately prior to the Effective Time with respect to acts or omissions by any current or former officer or director of NRCG occurring prior to the Effective Time.  In addition, the Registrant agreed not to amend, repeal, or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time was a current or former officer or director of NRCG.  During such six-year period, the Registrant agreed to guarantee the obligations of NRCG with respect to any and all amounts payable under the directors’ and officers’ indemnification and insurance provision of the Merger Agreement.

In the Merger Agreement, the Registrant agreed to obtain prior to the Effective Time a “tail” officers’ and directors insurance policy (the “D&O Tail”) for the benefit of the officers and directors of NRCG and its subsidiaries.  Further, the Merger Agreement provides that the D&O Tail will be in place for six years after the Mergers and provide coverage that is at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the indemnified parties than the terms of the directors’ and officers’ liability insurance policy maintained by NRCG as of the signing of the Merger Agreement.  However, the Registrant will not be required to expend in any one year an amount in excess of 300% of the last annual premium paid by NRCG at the time the Merger Agreement was signed.  In the event the premium exceeds 300% of the last annual premium at the time the Merger Agreement was signed, the Registrant will be obligated to obtain an insurance policy with the greatest coverage available for a cost equal to 300% of the annual premium at the time the Merger Agreement was signed.

In addition, the Registrant currently maintains liability insurance for its directors and officers insuring them against certain liabilities asserted against them in their capacities as directors or officers or arising out of such status.

Item 7.                                                         Exemption from Registration Claimed.

Not applicable.

Item 8.                                                         Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit Number	Description

3.1

Amended and Restated Certificate of Incorporation of US Ecology, Inc. filed with the Secretary of State of Delaware on November 1, 2019 (filed as Exhibit 3.1 to the Registrant’s Form 8-K filed on November 1, 2019)

3.2	Amended and Restated Bylaws of US Ecology, Inc. effective as of November 1, 2019 (filed as Exhibit 3.2 to the Registrant’s Form 8-K filed on November 1, 2019)

5.1	Opinion of Dechert LLP (counsel to the Registrant) as to the legality of the securities being registered

15.1	Letter re: Unaudited Financial Statements of US Ecology Holdings, Inc. (f/k/a US Ecology, Inc.)

23.1	Consent of Deloitte & Touche LLP for US Ecology Holdings, Inc. (f/k/a US Ecology, Inc.)

23.2	Consent of Grant Thornton LLP for NRC Group Holdings Corp.

23.3	Consent of PricewaterhouseCoopers LLP for NRC Group Holdings Corp.

23.4	Consent of Dechert LLP (included in Exhibit 5.1)

24.1	Power of Attorney (contained on signature page hereto)

99.1	Amended and Restated US Ecology, Inc. Omnibus Incentive Plan

99.2	Amended and Restated US Ecology, Inc. 2008 Stock Option Incentive Plan

99.3	Amended and Restated US Ecology, Inc. 2018 Equity and Incentive Compensation Plan

Item 9.  Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on this 1st day of November, 2019.

US ECOLOGY, INC.

By:	/s/ Jeffrey R. Feeler
Jeffrey R. Feeler
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jeffrey R. Feeler and Eric L. Gerratt, each and individually, as his attorney and agent, with full power of substitution and resubstitution, on his behalf in any such capacity to sign and file this Registration Statement and any and all amendments (including post-effective amendments), supplements, exhibits and other documents related thereto which any such attorney or substitute may deem necessary or advisable to be filed with the Securities and Exchange Commission, with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the matters described in these resolutions, as fully as such officer or director might or could do if personally present and acting and as fully as US Ecology, Inc. might or could do by a properly authorized agent.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey R. Feeler	President, Chief Executive Officer and Director	November 1, 2019
Jeffrey R. Feeler	(Principal Executive Officer)

/s/ Eric L. Gerratt	Executive Vice President, Chief Financial Officer and Treasurer	November 1, 2019
Eric L. Gerratt	(Principal Financial Officer and Principal Accounting Officer)

/s/ Joe F. Colvin	Director	November 1, 2019
Joe F. Colvin

/s/ Katina Dorton	Director	November 1, 2019
Katina Dorton

/s/ Glenn A. Eisenberg	Director	November 1, 2019
Glenn A. Eisenberg

/s/ Daniel Fox	Director	November 1, 2019
Daniel Fox

/s/ Ronald C. Keating	Director	November 1, 2019
Ronald C. Keating

/s/ Stephen A. Romano	Director	November 1, 2019
Stephen A. Romano

/s/ John T. Sahlberg	Director	November 1, 2019
John T. Sahlberg

/s/ Melanie Steiner	Director	November 1, 2019
Melanie Steiner